Exhibit 5.1

May 13, 2022
Albemarle Corporation
4250 Congress Street, Suite 900
Charlotte, North Carolina 28209

Ladies and Gentlemen:
We have acted as counsel to Albemarle Corporation, a Virginia corporation (the “Company”), in connection with the issuance and sale by the Company of $650,000,000 aggregate principal amount of its 4.650% Senior Notes due 2027 (the “2027 Notes”), $600,000,000 aggregate principal amount of its 5.050% Senior Notes due 2032 (the “2032 Notes”), and $450,000,000 aggregate principal amount of its 5.650% Senior Notes due 2052 (the “2052 Notes” and, together with the 2027 Notes and the 2032 Notes, the “Notes”), pursuant to the Underwriting Agreement dated May 10, 2022 (the “Underwriting Agreement”) by and among the Company and BofA Securities, Inc., J.P. Morgan Securities LLC, and Mizuho Securities USA LLC, as representatives of the several underwriters named therein. In accordance with the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, the Company has prepared and filed with the Securities and Exchange Commission (the “SEC”) (i) a Registration Statement on Form S-3 (Registration No. 333-234547) (the “Registration Statement”), which became effective November 6, 2019, (ii) a preliminary prospectus supplement dated 10, 2022 (the “Preliminary Prospectus Supplement”), and (iii) a final prospectus supplement dated 10, 2022 (the “Final Prospectus Supplement”).
You have requested our opinion as to the matters set forth below in connection with the issuance of the Notes. For purposes of rendering that opinion, we have examined (i) the Registration Statement, (ii) the base prospectus dated November 6, 2019 included in the Registration Statement, as supplemented by the Final Prospectus Supplement, (iii) the Underwriting Agreement, (iv) an indenture, dated January 20, 2005 (as amended and supplemented prior to the date hereof, the “Indenture”), between the Company and U.S. Bank Trust Company, National Association, as successor trustee to The Bank of New York Mellon Trust Company, N.A. (formerly The Bank of New York Mellon), and (v) the forms of the 2027 Notes, the 2032 Notes and the 2052 Notes. We have made such investigation of law as we have deemed appropriate. We have examined and relied upon certificates of public officials and such other documents and instruments as we have deemed necessary or advisable for the purpose of rendering our opinion.
For the purposes of this opinion letter, we have made assumptions that are customary in opinion letters of this kind, including the assumptions that each document submitted to us is accurate
K&L GATES LLP
300 SOUTH TRYON STREET, SUITE 1000 CHARLOTTE NC 28202
T +1 704 331 7400 F +1 704 331 7598 klgates.com

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Albemarle Corporation
May 13, 2022

and complete, that each such document that is an original is authentic, that each such document that is a copy conforms to an authentic original, and that all signatures on each such document are genuine. We have further assumed the legal capacity of natural persons. Additionally, for purposes of this opinion letter, we have assumed that: (i) the Company is an entity duly organized and validly existing under the laws of the jurisdiction of its organization, (ii) the Company has power and authority (corporate or otherwise) to execute, deliver and perform, and has duly authorized, executed and delivered the Underwriting Agreement, the Indenture and the Notes, (iii) the execution, delivery and performance by the Company of the Underwriting Agreement, the Indenture and the Notes do not and will not contravene the Company’s Amended and Restated Articles of Incorporation, as amended to date, the Company’s Amended and Restated Bylaws, as amended to date, or other organizational documents of the Company. We have not verified any of the foregoing assumptions.
Our opinion set forth below is limited to the laws of the State of New York. We note that Troutman Pepper Hamilton Sanders LLP, special Virginia counsel to the Company, has furnished its opinion, dated the date hereof and filed as an exhibit to the Current Report on Form 8-K dated the date hereof filed by the Company, with respect to certain matters of Virginia law.
Based upon and subject to the foregoing, it is our opinion that, when duly authenticated in accordance with the Indenture and delivered to the Underwriters in accordance with the Underwriting Agreement against payment therefor in accordance with the terms of the Underwriting Agreement and otherwise in accordance with the Indenture, the Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.
The opinion expressed above is subject to and limited by (i) the effect of bankruptcy, insolvency, fraudulent conveyance, reorganization, receivership, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or secured parties generally, (ii) the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, the possible unavailability of specific performance, injunctive relief or another equitable remedy, and (iii) concepts of materiality, reasonableness, good faith and fair dealing.
We express no opinion with respect to any provision of the Indenture or the Notes that purports to: (a) waive equitable rights, remedies, or defenses; (b) authorize a party to act in its sole discretion or provide that determination by a party is conclusive; (c) require notices, waivers, amendments, modifications or supplements to be made only in writing; (d) effect waivers of statutory or equitable rights or the effect of applicable laws; (e) waive or modify any party’s diligence obligations; (f) impose liquidated damages; (g) relieve any party of the consequences

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May 13, 2022

of its own unlawful, willful or negligent acts or omissions; (h) grant indemnity or a right of contribution; (i) create rights of setoff or subrogation; (j) impose an increased interest rate, interest on interest, late charge, or any additional obligation or burden upon the occurrence of a default of any obligation thereunder; (k) limit or preclude the liability of any party for consequential, special, punitive or indirect damages; (l) permit the declaration of a default for an immaterial breach of provisions thereof; (m) waive the right to trial by jury; (n) designate the jurisdiction, forum or venue for resolution of any cause of action or dispute or the method of service of process; (o) require enforcement of one or more provisions thereof notwithstanding that one or more other provisions thereof may be unenforceable; (p) provide that enumerated remedies are not exclusive or that a party has the right to pursue multiple remedies without regard to other remedies elected or that all remedies are cumulative; (q) establish evidentiary standards by which it is to be construed; (r) permit the exercise, under certain circumstances, of rights without notice or without providing opportunity to cure failures to perform; (s) bind persons that are not party thereto; or (t) grant a power of attorney or proxy.
We hereby consent to the filing of this opinion letter with the SEC as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated May 13, 2022 and its incorporation by reference in the Registration Statement. We also consent to the reference to our Firm in the Preliminary Prospectus Supplement and the Final Prospectus Supplement under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.
Very truly yours,

/s/ K&L Gates LLP

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